EXHIBIT 23.2





                    Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 registration statement of our reports dated February 14, 1996 and February 6, 1995 (except with respect to the matter discussed in Note 6, as to which the date is March 2, 1995) on the consolidated financial statements of CBI Industries, Inc. and subsidiaries included in the Current Reports of Praxair, Inc. on Form 8-K filed March 1, 1996 and January 1, 1996, respectively, and to all references to our Firm included in this registration statement.


Arthur Andersen LLP


Chicago, Illinois
December 13, 1996